Exhibit 99.1

World Acceptance Corporation Reports Fiscal 2022 First Quarter Results

GREENVILLE, S.C.--(BUSINESS WIRE)--July 21, 2021--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its first fiscal quarter 2022 and three months ended June 30, 2021.

First quarter highlights:

  Loans outstanding of $1.22 billion, a 14.5% increase from the same quarter prior year
  Total revenues of $129.7 million, a 4.7% increase from the same quarter prior year
  Net income of $15.8 million, a $0.3 million increase from $15.5 million in same quarter prior year
  Net income per diluted share of $2.44, a $0.20 increase from $2.24 per share in same quarter prior year
  Significant decrease in net charge-off rate and delinquency from same quarter prior year
  Cash flow from operating activities of $197.2 million over the last twelve months

Portfolio results

Gross loans outstanding increased to $1.22 billion as of June 30, 2021, a 14.5% increase from the $1.07 billion of gross loans outstanding as of June 30, 2020. During the quarter, gross loans outstanding increased 10.7%, or $118.4 million, the largest growth and rate of growth during the first quarter in over a decade. During the quarter, we saw an increase in borrowing from our current and former customers as the economy continued to reopen and federal economic stimulus waned. The increase in borrowing from our longer tenured customers should benefit revenue and overall portfolio credit quality in future quarters as tenured customers tend to outperform new customers. While new customer originations still lag pre-pandemic levels, we have seen increased demand from new customers each month compared to last year.

Our customer base decreased by 6.5% year-over-year as of June 30, 2021, compared to a 14.4% decrease for the comparable period ended June 30, 2020. During the quarter ended June 30, 2021, the number of unique borrowers in the portfolio decreased by 1.0% compared to a decrease of 14.0% during the quarter ended June 30, 2020. As a result of the expanded emphasis on our larger loan offerings, the average gross loan balance increased 12.3% during the first quarter to $1,670, a 23.0% increase from the period ended June 30, 2020.

The following table includes the change in the number of loan originations by customer type for the following comparative quarterly periods:

	Q1 FY 2022 vs. Q1 FY 2021	Q1 FY 2021 vs. Q1 FY 2020	Q1 FY 2022 vs. Q1 FY 2020
New Customers	151.8%	(74.1)%	(34.8)%
Former Customers	111.6%	(58.1)%	(11.3)%
Refinance Customers	16.4%	(34.2)%	(23.4)%

To provide more clarity on the change in loan demand throughout the most recent quarter, the following table reflects the change in the number of loan originations by customer type by month compared to Q1 FY2020, the most recent first quarter prior to the start of the COVID-19 pandemic.

	April 2021 vs April 2019	May 2021 vs. May 2019	June 2021 vs June 2019	Q1 FY 2022 vs. Q1 FY 2020
New Customers	(50.3)%	(38.6)%	(20.2)%	(34.8)%
Former Customers	(20.0)%	(28.0)%	16.6%	(11.3)%
Refinance Customers	(29.4)%	(26.7)%	(13.2)%	(23.4)%

As of June 30, 2021, we had 1,205 branches open. For branches open throughout both periods, same store gross loans increased 16.4% in the twelve months ended June 30, 2021, compared to a 13.1% decrease for the twelve-month period ended June 30, 2020. For branches open throughout both periods, the customer base over the twelve-month period ended June 30, 2021, decreased 5.1% compared to a 15.3% decrease for the twelve months ended June 30, 2020.

Three-month financial results

Net income for the first quarter of fiscal 2022 increased by $0.3 million to $15.8 million compared to $15.5 million for the same quarter of the prior year. Net income per diluted share increased to $2.44 per share in the first quarter of fiscal 2022 compared to $2.24 per share for the same quarter of the prior year.

Earnings per share for the quarter benefited from our share repurchase program. The Company repurchased 134,249 shares of its common stock on the open market at an aggregate purchase price of approximately $21.1 million during the first quarter of fiscal 2022. This follows a repurchase of 1,129,875 shares in fiscal 2021 at an aggregate purchase price of approximately $102.4 million and the repurchase of 1,520,679 shares in fiscal 2020 at an aggregate purchase price of approximately $197.4 million. The Company had approximately 6.1 million common shares outstanding excluding approximately 0.6 million unvested restricted shares as of June 30, 2021. As of June 30, 2021, including the benefit of first quarter earnings, the Company has the ability, subject to board approval, to repurchase approximately $103.9 million of shares under the terms of its revolving credit facility.

Total revenues for the first quarter of fiscal 2022 increased to $129.7 million, a 4.7% increase from the $123.9 million reported for the same quarter of the prior year. The revenues from the 1,205 branches open throughout both quarterly periods (revenue from comparable branches) increased by 16.0%. Interest and fee income declined 0.6%, from $109.9 million in the first quarter of fiscal 2021 to $109.2 million in the first quarter of fiscal 2022. Insurance income increased by 20.0% to $12.4 million in the first quarter of fiscal 2022 compared to $10.3 million in the first quarter of fiscal 2021. The large loan portfolio increased from 39.5% of the overall portfolio as of June 30, 2020, to 46% as of June 30, 2021. This resulted in lower interest and fee yields but higher insurance sales during the first quarter of fiscal 2022. Other income increased by 120.4% to $8.1 million in the first quarter of fiscal 2022 compared to $3.7 million in the first quarter of fiscal 2021. Sales of our motor club product increased by $2.5 million as we expanded the number of states in which we offer the product and demand increased quarter over quarter. Revenue from our tax preparation business increased to $3.3 million in the first quarter of fiscal 2022 from $1.9 million in the first quarter of fiscal 2021, or 79.5%. This was largely driven by a delay in the individual income tax filing season which resulted in a higher number of tax preparations being completed in the first quarter of fiscal 2022.

Accounts 61 days or more past due decreased to 4.0% on a recency basis at June 30, 2021, compared to 5.7% at June 30, 2020. Total delinquency on a recency basis decreased to 6.7% at June 30, 2021, compared to 8.3% at June 30, 2020. Our allowance for credit losses as a percent of net loans receivable was 10.9% at June 30, 2021, compared to 14.2% at June 30, 2020.

On April 1, 2020, the Company replaced its incurred loss methodology with a current expected credit loss ("CECL") methodology to accrue for expected losses. The provision for credit losses increased $4.6 million, or 17.9%, to $30.3 million from $25.7 million when comparing the first quarter of fiscal 2022 to the first quarter of fiscal 2021. The provision increased during the quarter primarily due to significant loan growth during the quarter. CECL requires expected losses to be accrued at the time of origination. This increase was offset by a $14.0 million decrease in net charge-offs. Net charge-offs as a percentage of average net loans receivable on an annualized basis decreased from 18.3% in the first quarter of fiscal 2021 to 11.4% in the first quarter of fiscal 2022. The charge-off rate during the quarter benefited from the increased average tenure and reduced credit risk of customers in the portfolio as of March 31, 2021. We are experiencing lower losses on loans that were in the portfolio as of July 1, 2020, than initially predicted under our CECL methodology through June 30, 2021.

The table below is updated to use the customer tenure based methodology that aligns with our CECL methodology. After experiencing rapid growth of the portfolio during fiscal years 2019 and 2020, primarily in new customers, the gross loan balance experienced pandemic related declines in fiscal 2021 before rebounding in the most recent quarter. The tables below illustrate the changes in the weighting within the portfolio as well as the relative impact on charge-offs within the vintages over the last five years.

Gross Loan Balance By Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years	Total
06/30/2016	$269,135,588	$716,879,243	$986,014,831
06/30/2017	$273,887,376	$707,810,306	$981,697,682
06/30/2018	$319,827,964	$742,845,987	$1,062,673,951
06/30/2019	$429,461,205	$793,297,330	$1,222,758,535
06/30/2020	$355,437,073	$712,516,701	$1,067,953,774
06/30/2021	$382,753,073	$840,444,842	$1,223,197,915
Year-Over-Year Growth (Decline) in Gross Loan Balance by Customer Tenure at Origination
12 Month Period Ended	Less Than 2 Years	More Than 2 Years	Total
6/30/2016	$(37,708,655)	$(30,609,452)	$(68,318,107)
6/30/2017	$4,751,788	$(9,068,937)	$(4,317,149)
6/30/2018	$45,940,588	$35,035,681	$80,976,269
6/30/2019	$109,633,241	$50,451,343	$160,084,584
6/30/2020	$(74,024,133)	$(80,780,629)	$(154,804,762)
6/30/2021	$27,316,000	$127,928,141	$155,244,141
Portfolio Mix by Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years
6/30/2016	27.3%	72.7%
6/30/2017	27.9%	72.1%
6/30/2018	30.1%	69.9%
6/30/2019	35.1%	64.9%
6/30/2020	33.3%	66.7%
6/30/2021	31.3%	68.7%

The table below includes the charge-off rate of each vintage (the actual gross charge-off balance in the subsequent twelve months divided by the starting gross loan balance) indexed to the June 30, 2017, vintage.

Actual Gross Charge-off Rate During Following 12 Months; Indexed to 6/30/2017 Vintage
12 Months Beginning	Less Than 2 Years	More Than 2 Years	Total
6/30/2016	1.87	0.97	1.21
6/30/2017	1.57	0.78	1.00
6/30/2018	1.67	0.78	1.04
6/30/2019	1.79	0.79	1.14
6/30/2020	1.26	0.57	0.80

The decrease in overall charge-off rate over the last twelve months has been seen across tenure buckets, primarily driven by stronger performance relating to COVID-19 stimulus and unemployment benefits. The lower tenure bucket has also benefited from improved underwriting practices on new borrowers.

General and administrative (“G&A”) expenses increased $1.7 million, or 2.4%, to $73.4 million in the first quarter of fiscal 2022 compared to $71.6 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses decreased from 57.8% during the first quarter of fiscal 2021 to 56.6% during the first quarter of fiscal 2022. G&A expenses per average open branch increased by 5.6% when comparing Q1 fiscal 2022 to Q1 fiscal 2021.

Personnel expense increased $1.6 million, or 3.6%, during the first quarter of fiscal 2022 as compared to the first quarter of fiscal 2021. Salary expense decreased approximately $1.1 million, or 3.8%, when comparing the two quarterly periods ended June 30, 2021 and 2020. Our headcount as of June 30, 2021, decreased 10.0% compared to June 30, 2020. Benefit expense increased approximately $1.8 million, or 21.8%, when comparing the quarterly periods ended June 30, 2021 and 2020. Incentive expense increased $2.3 million, or 24.1%, in Q1 fiscal 2022 compared to Q1 fiscal 2021 due to an increase in branch level bonuses offset by a decrease in share-based compensation. The Company deferred $1.3 million more in payroll related origination costs under ASC 310, when comparing period over period, due to higher originations during the quarter, which offset the increase in personnel expense.

Occupancy and equipment expense increased $0.4 million, or 3.2%. Occupancy expense was negatively impacted by a $0.3 million write down of signage as a result of rebranding our branch offices during the first quarter of fiscal 2022.

Advertising expense increased $1.1 million in the first quarter of fiscal 2022 compared to the first quarter of fiscal 2021. The Company anticipated an increase in demand during the quarter and increased marketing spend accordingly.

Other expense decreased $1.3 million in the first quarter of fiscal 2022 compared to the first quarter of fiscal 2021.

Interest expense for the quarter ended June 30, 2021, decreased slightly, from the corresponding quarter of the previous year. Interest expense decreased slightly despite an increase in average debt outstanding due to a 10.9% decrease in the effective interest rate from 5.6% to 5.0%. The average debt outstanding increased from $390.9 million to $420.2 million when comparing the quarters ended June 30, 2020 and 2021. The Company’s debt to equity ratio increased to 1.2:1 at June 30, 2021, compared to 0.9:1 at June 30, 2020. The Company had outstanding debt of $467.7 million as of June 30, 2021.

Other key return ratios for the first quarter of fiscal 2022 included a 9.1% return on average assets and a return on average equity of 23.0% (both on a trailing twelve-month basis).

About World Acceptance Corporation (World Finance)

Founded in 1962, World Acceptance Corporation (NASDAQ: WRLD), is a people-focused finance company that provides personal installment loan solutions and personal tax preparation and filing services to over one million customers each year. Headquartered in Greenville, South Carolina, the Company operates more than 1,200 community-based World Finance branches across 16 states. The Company primarily serves a segment of the population that does not have ready access to credit, but unlike many other lenders in this segment, we strive to work with our customers to understand their broader financial pictures, ensure they have the ability and stability to make payments, and help them achieve their financial goals. In its last fiscal year, the Company helped more than 225,000 individuals improve their credit score out of subprime and deep subprime. For more information, visit www.loansbyworld.com.

First quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern Time today. A simulcast of the conference call will be available on the Internet at https://services.choruscall.com/mediaframe/webcast.html?webcastid=JBqPcFE7. The call will be available for replay on the Internet for approximately 30 days.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Cautionary Note Regarding Forward-looking Information

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: the ongoing impact of the COVID-19 pandemic and the mitigation efforts by governments and related effects on our financial condition, business operations and liquidity, our customers, our employees, and the overall economy; recently enacted, proposed or future legislation and the manner in which it is implemented; changes in the U.S. tax code; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the Securities and Exchange Commission (SEC), Department of Justice, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; employee misconduct or misconduct by third parties; uncertainties associated with management turnover and the effective succession of senior management; media and public characterization of consumer installment loans; labor unrest the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; risks relating to the acquisition or sale of assets or businesses or other strategic initiatives, including increased loan delinquencies or net charge-offs, the loss of key personnel, integration or migration issues, the failure to achieve anticipated synergies, increased costs of servicing, incomplete records, and retention of customers; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility or other impacts on the Company's ability to borrow money on favorable terms, or at all; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); the impact of extreme weather events and natural disasters; changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A,“Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2021 as filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited and in thousands, except per share amounts)

	Three months ended June 30,
	2021	2020
Revenues:
Interest and fee income	$109,175	$109,860
Insurance income, net and other income	20,484	14,006
Total revenues	129,659	123,866

Expenses:
Provision for credit losses	30,266	25,661
General and administrative expenses:
Personnel	46,232	44,622
Occupancy and equipment	13,607	13,182
Advertising	3,760	2,612
Amortization of intangible assets	1,215	1,382
Other	8,537	9,809
Total general and administrative expenses	73,351	71,607

Interest expense	5,501	5,562
Total expenses	109,118	102,830

Income before income taxes	20,541	21,036

Income taxes	4,770	5,527

Net income	$15,771	$15,509

Net income per common share, diluted	$2.44	$2.24

Weighted average diluted shares outstanding	6,456	6,928

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (unaudited and in thousands)

	June 30, 2021	March 31, 2021	June 30, 2020
ASSETS
Cash and cash equivalents	$8,387	$15,746	$9,960
Gross loans receivable	1,223,139	1,104,746	1,067,877
Less:
Unearned interest, insurance and fees	(322,754)	(279,365)	(273,593)
Allowance for credit losses	(97,853)	(91,722)	(112,687)
Loans receivable, net	802,532	733,659	681,597
Right-of-use asset	89,797	90,056	96,579
Property and equipment, net	24,457	26,340	25,369
Deferred income taxes, net	28,782	24,993	28,132
Other assets, net	38,867	31,423	25,594
Goodwill	7,371	7,371	7,371
Intangible assets, net	22,340	23,538	24,052
Assets held for sale	1,144	1,144	3,991
Total assets	$1,023,677	$954,270	$902,645

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Senior notes payable	$467,700	$405,008	$352,206
Income taxes payable	12,407	11,576	7,548
Lease liability	89,872	91,718	97,616
Accounts payable and accrued expenses	48,227	41,040	54,032
Total liabilities	618,206	549,342	511,402

Shareholders' equity	405,471	404,928	391,243
Total liabilities and shareholders' equity	$1,023,677	$954,270	$902,645

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES SELECTED CONSOLIDATED STATISTICS (unaudited and in thousands, except percentages and branches)

	Three months ended June 30,
	2021	2020

Gross loans receivable	$1,223,139	$1,067,877
Average gross loans receivable (1)	1,144,425	1,113,530
Net loans receivable (2)	900,385	794,284
Average net loans receivable (3)	849,175	831,388

Expenses as a percentage of total revenue:
Provision for credit losses	23.3%	20.7%
General and administrative	56.6%	57.8%
Interest expense	4.2%	4.5%
Operating income as a % of total revenue (4)	20.1%	21.5%

Loan volume (5)	754,209	463,484

Net charge-offs as percent of average net loans receivable on an annualized basis	11.4%	18.3%

Return on average assets (trailing 12 months)	9.1%	3.4%

Return on average equity (trailing 12 months)	23.0%	8.2%

Branches opened or acquired (merged or closed), net	—	(3)

Branches open (at period end)	1,205	1,240
________________________________________________________
(1) Average gross loans receivable have been determined by averaging month-end gross loans receivable over the indicated period, excluding tax advances.
(2) Net loans receivable is defined as gross loans receivable less unearned interest and deferred fees.
(3) Average net loans receivable have been determined by averaging month-end gross loans receivable less unearned interest and deferred fees over the indicated period, excluding tax advances.
(4) Operating income is computed as total revenues less provision for credit losses and general and administrative expenses.
(5) Loan volume includes all loan balances originated by the Company. It does not include loans purchased through acquisitions.

Contacts

John L. Calmes, Jr.
Chief Financial and Strategy Officer
(864) 298-9800